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                                                                     Exhibit 1.1


                                                                     1 July 2002
                                  NEWS RELEASE


                                  Wolseley plc

                      Appointment of new Company Secretary



Wolseley plc, the world's largest specialist trade distributor of heating and plumbing products, is pleased to announce that Mark White has joined the Group as Company Secretary reporting to Charles Banks, Group Chief Executive. He will be based in the corporate office in Reading, Berkshire and will succeed David Branson, who retires from the Group after 20 years as Company Secretary.

Mark joins the Group from Enterprise Oil (now part of the Royal Dutch Shell Group), which he joined in 1999, before being appointed Company Secretary in March 2001. Prior to that he spent 6 years as Company Secretary at Rotork plc, a manufacturer of valve systems and related products worldwide. He was admitted as a solicitor in 1985 and spent 8 years at Frere Cholmeley, which merged with Eversheds, one of the largest law firms in the world.

Further enquiries:

Wolseley plc         Jacqueline Sinclair-Brown
                     Director of Corporate Communications
                     Tel: +44 (0) 118 929 8700

Brunswick Group      Sophie Fitton
                     Tel: 020 7404 5959